                                                                   EXHIBIT 10.17
                                                              [REDACTED VERSION]

                                  CONFIDENTIAL

                      DEVELOPMENT AND MANAGEMENT AGREEMENT

     This DEVELOPMENT AGREEMENT (the "Agreement") is effective as of August 24, 1998 (the "Effective Date"), by and between INFOSPACE, INC., a Delaware corporation, with its principal offices at 15375 90th Avenue, Redmond, Washington 98052 ("InfoSpace"), and AMERICA ONLINE, INC., a Delaware corporation, with its principal offices at 22000 AOL Way, Dulles, Virginia 20166 ("AOL") (each individually a "Party" and together the "Parties").

                                    RECITALS

     WHEREAS, AOL owns, licenses, operates and distributes online and interactive information, communications, and transaction services, through the America Online(R) brand service and other services;

     WHEREAS, InfoSpace has developed and operates certain electronic classifieds software and services; and

     WHEREAS, AOL and InfoSpace desire to enter into an arrangement under which InfoSpace will provide to AOL customized classifieds software, tools and services.

     NOW, THEREFORE, in consideration of the promises, terms and conditions contained herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by the parties InfoSpace and AOL agree as follows:

                                   AGREEMENT

1.   DEFINITIONS

     Any defined terms not otherwise defined herein shall have the following meanings:

          1.1 An "Affiliate" of an entity shall mean any entity which, directly or indirectly, is controlled by, controls or is under common control with such entity (with control meaning ownership of 50 percent or more of an entity and/or otherwise having effective control of an entity).

          1.2 "AOL Classifieds" shall mean the AOL classifieds service to be developed by InfoSpace hereunder, as such classifieds may be updated or modified pursuant to the terms of this Agreement.

"[*]" = omitted, confidential material, which material has been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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          1.3  "AOL Network" shall mean (i) The AOL Service, (ii) AOL.com and
(iii) any other product or service owned, operated, distributed or authorized to be distributed by or through AOL, its affiliates and/or partners worldwide (including without limitation those properties excluded from the definitions of the AOL Service).

          1.4 "AOL Property" means any and all software, tools, technology, documentation or other materials provided by AOL to InfoSpace in connection with this Agreement or in which AOL had ownership rights prior to the Effective Date, or any other element of the AOL Classifieds in which AOL has ownership as may be expressly provided under this Agreement (including without limitation the Proofing Tool).

          1.5 "AOL Service" shall mean the U.S. version of the America Online brand service.

          1.6 "AOL User" shall mean any person or entity that enters the AOL Classifieds.

          1.7 "Custom Development Deliverable" means any software (object code version), tool or other technology or materials developed by InfoSpace and delivered to AOL pursuant to Section 2.5.

          1.8 "Delivery Schedule" shall mean the delivery schedule for the AOL Classifieds set forth in Exhibit A.

          1.9 "Direct Costs" shall mean the reasonable direct costs of InfoSpace which shall not include any allocation of overhead, technology and software licensing costs or other third party costs, or hardware costs; provided that in the event that any Custom Development directed by AOL requires InfoSpace to obtain technology, software licenses or other third party resources which will not be used for any other purpose, the direct cost of such licenses or other third party resources (greater than $[*] in each instance and as reasonably approved by AOL) will be included in as Direct Costs hereunder.

          1.10 "InfoSpace Site" shall mean any interactive site owned, controlled or operated by InfoSpace or to which InfoSpace provides significant technology, including without limitation InfoSpace cobranded sites and sites that make use of InfoSpace classifieds and related technology; provided that test sites which are not yet accessible by the general public (or alternatively not yet accessible by a significant portion of the end audience for which the site is intended, as applicable) shall not be included as an "InfoSpace Site" hereunder.

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          1.11  "Licensed Products" shall mean any InfoSpace property or other property supplied by InfoSpace which is incorporated into the AOL Classifieds or otherwise supplied to AOL under this Agreement.

          1.12 "Listings Revenue" shall mean that portion of any fees paid to AOL (i) by individuals who post listings in the AOL Classifieds and (ii) by commercial listings providers in respect of commercial listings in the AOL Classifieds which are attributable to such commercial listings, each net of any taxes (excluding income taxes), refunds, bad debt, third party sales commissions and third party billing costs.

          1.13  "Proofing Tool" shall have the meaning assigned to that term in
Section 2.9.

          1.14 "Specifications" shall mean all the specifications for the AOL Classifieds set forth in Exhibit A, or as may be revised pursuant to Section 2.4.

2.   DEVELOPMENT

     2.1 Development. InfoSpace shall develop and deliver to AOL the AOL Classifieds in accordance with the Specifications and the Delivery Schedule. Delivery of the AOL Classifieds shall be deemed to occur when the AOL Classifieds is made available by InfoSpace to AOL for testing according to
Section 2.2. InfoSpace shall provide AOL with at least weekly reports of its progress in the development of the AOL Classifieds which shall include without limitation regular consultation and reporting to AOL technical staff.

     2.2 Testing. The AOL Classifieds will be subject to acceptance by AOL on satisfaction of such tests as AOL will reasonably construct in order to determine whether such product operates in accordance with the Specifications. Prior to any delivery to AOL of the AOL Classifieds, InfoSpace shall (i) test the AOL Classifieds in accordance with standard diagnostic practices to test its conformity to the Specifications, (ii) work with AOL personnel to achieve smooth integration of the AOL Classifieds into the AOL Service, AOL.com and other designated portions of the AOL Network and (iii) provide any assistance to AOL personnel reasonably necessary for such integration.

     2.3 Acceptance. AOL will complete testing of the AOL Classifieds delivered by InfoSpace within 30 days of such delivery and if AOL does not notify InfoSpace in writing of any deficiencies within such period, the AOL Classifieds will be deemed accepted by AOL. In the event that AOL finds that the AOL Classifieds delivered by InfoSpace does not conform to the Specifications, AOL will notify InfoSpace and InfoSpace will correct such deficiency and re-deliver the AOL Classified to AOL within 10 business days of receiving such notice or as otherwise reasonably requested which product shall then be subject to the same testing procedure outlined above. Such process will be repeated until the AOL Classifieds has been accepted by AOL in accordance with

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this Section 2.3. In the event that AOL determines to accept the AOL Classifieds hereunder notwithstanding the fact that the product does not meet certain of the Specifications, InfoSpace will not be considered in breach of this Agreement as a result of such deficiency, however, InfoSpace will remain subject to any reservation of rights by AOL in respect of such deficiency in its written notice of acceptance.

     2.4 Change Requests. AOL may, from time to time prior to delivery of the AOL Classifieds, adjust the Specifications (consisting of additions, modifications, deletions or other revisions) consistent with the purpose and general functionality of the AOL Classifieds and/or in response to programming requirements or developments in the market. Each such change must be reflected in a written document signed by AOL that includes a detailed description of the specific change, along with any modified specifications. In addition, (i) in the event that any such change directed by AOL entails a significant change to the character of the development work necessary to meet the Specifications, the Parties will agree on a reasonable revision to the Delivery Schedule if necessary; and (ii) if in addition to constituting a significant change as outlined in (i) above, such change entails material (greater than $[*] in each instance) additional Direct Costs to InfoSpace, AOL will reimburse InfoSpace for its additional reasonable Direct Costs for implementing such change.

     2.5  Custom Development Services.

          (i) In addition to development of the AOL Classifieds in accordance with the Specifications, AOL may from time to time request modifications and enhancements to the AOL Classifieds (a) which are not part of InfoSpace's ongoing management duties with regard to the AOL Classifieds as outlined in Section 3 below, (b) which involve material additional effort and Direct Cost (greater than $[*] in each instance) to InfoSpace, and (c) the results of which are not deployed on any InfoSpace Site or other non-AOL Network site (development services falling under the above description referred to as "Requested Services"). Where it would otherwise have sufficient rights to use the resulting Custom Development Deliverable other than on the AOL Classifieds, InfoSpace will have the right to decide whether to undertake such Requested Services at no charge to AOL, in which case the resulting Custom Development Deliverable will be non-exclusive to AOL ("Non-Exclusive Development Services"), or to undertake such Requested Services as "Custom Development Services," in which case the resulting Custom Development Deliverable will be exclusive to the AOL Classifieds (and any other property designated by AOL).

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          (ii) AOL will consult with InfoSpace regarding the structure and implementation of, and the parties will agree on reasonable development and delivery schedules for, any Requested Services (provided however, that InfoSpace will use best efforts to give priority to Requested Services hereunder). Requested Services will be subject to the same delivery (based on the agreed upon delivery schedule for such development) and testing requirements as are required for initial delivery of the AOL Classifieds under Sections 2.2 and 2.3 above.

          (iii) InfoSpace may use third parties in performing Requested Services, provided that any such third party will be subject to AOL's approval and InfoSpace will remain responsible for such services and any resulting Custom Development Deliverables.

          (iv) In the event that InfoSpace wishes, at any point after making an original designation of Requested Services as Custom Development Services, to treat such Custom Development Services hereunder as Non-Exclusive Development Services (for example, InfoSpace wishes to deploy a feature developed exclusively for AOL on the Public InfoSpace Site or an Interactive Site), InfoSpace may do so with AOL's approval which will not be unreasonably withheld and subject to the refund provisions of Section
     2.7 below.

     2.6 Porting Services. AOL may request that InfoSpace perform services hereunder to port the AOL Classifieds to new AOL Network platforms (such services which otherwise meet the definition of Requested Services above, referred to as "Porting Services"). Porting Services will be subject to the same delivery (based on the agreed upon completion schedule for such porting) and testing requirements as are required for initial delivery of the AOL Classifieds under Sections 2.2 and 2.3 above

     2.7 Development Costs. InfoSpace will bear all costs in connection with the development, Delivery and testing of the AOL Classifieds; provided, however, that (i) in the case of any Custom Development Services and Porting Services, AOL will pay InfoSpace's reasonable Direct Costs for such development and/or porting (provided that InfoSpace will use best efforts to minimize such costs) and (ii) AOL will pay the costs of AOL's testing of the AOL Classifieds, Custom Development Services and Porting Services unless such testing is a repeat testing resulting from at least two consecutive previous rejections by AOL as a result of testing failure in which case InfoSpace will pay the Direct Costs of AOL for further such testing in each instance in excess of [*] Dollars ($[*]). In the event that at any time after payment by AOL to InfoSpace for any Custom Development Services, whether during or after the Term, InfoSpace determines to treat such services as Non-Exclusive Development Services or InfoSpace otherwise provides

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or in any way integrates or uses the corresponding Custom Development
Deliverables, or any upgrade or derivative work thereof, to or on any InfoSpace Site, InfoSpace will report such occurrence to AOL and refund to AOL the payment received from AOL for such services in connection with the relevant Custom Development Deliverable.

     2.8 Cooperation and Review of Development Services. AOL will cooperate with InfoSpace and provide such assistance for the performance of the Custom Development Services as InfoSpace may reasonably request. Without limiting the generality of the foregoing, AOL will provide InfoSpace with access to such information and other assistance as InfoSpace may reasonably require in performance of the Custom Development Services.

     2.9 Proofing Tool. InfoSpace will develop for use on the AOL Network a proofing tool as more specifically provided in the Specifications (the "Proofing Tool"). The development of such tool will be a work made for hire with all right, title and interest in the results of such development being in AOL (with payment for such tool as provided in Section 5.1(iii) below). The Proofing Tool will be subject to the delivery and acceptance testing requirements provided for the AOL Classifieds in general in this Section 2 above. During the term of the Agreement, InfoSpace will provide upgrades to the Proofing Tool so that it continues to take advantage of improvements in technology with respect to such tools. InfoSpace will apply the Proofing Tool to the AOL Classifieds, provided that at its request, AOL will have access to and use of the Proofing Tool for use in AOL's discretion.

3.   MANAGEMENT

     3.1 AOL Control. AOL will have full and ongoing final approval in its discretion of the design, layout, look and feel, content, advertising inventory, commerce inventory, user interface, functionalities and all other aspects of the AOL Classifieds. Without limiting the foregoing, AOL shall have the right (i) to approve any material alterations of the AOL Classifieds InfoSpace desires to make, (ii) to review any InfoSpace plans, reports, operations and technology (provided that AOL shall not have the right under this Section 3.1 to review or copy any source code) related to the AOL Classifieds, (iii) to control all third party advertising and sales relationships with commercial and individual listings sources to the AOL Classifieds. AOL will have no obligation to launch, carry or promote the AOL Classifieds on the AOL Network. Without limiting the generality of the foregoing, InfoSpace will regularly report to AOL technical staff regarding all development and implementation relating to the AOL Classifieds and will provide no less than two weeks advance notice to AOL of any material change in AOL Classifieds technology (including without limitation any changes in HTML technology) and will cooperate with AOL during such two week period so that AOL may run QA testing prior to implementation of such changes; provided that (i) such notice and approval rights of AOL shall not prevent InfoSpace from implementing any


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material change in technology on other InfoSpace Sites and (ii) unless AOL in its reasonable discretion determines otherwise, AOL will accommodate InfoSpace's reasonable requests to give expedited approval to any such material change.

     3.2 InfoSpace Management. Subject to AOL's rights outlined in Section 3.1 above, InfoSpace will operate and manage the AOL Classifieds in accordance with the Specifications and other direction provided by AOL, using high industry standards of workmanship and service, and according to the operating standards detailed in Exhibit B attached hereto ("Operating Standards"). Without limiting the generality of the foregoing, some specific duties of InfoSpace shall be:

          (i) to produce, manage, update, and upgrade in a timely manner (and in no event later than updates and/or upgrades to any other InfoSpace Site with similar functionality and purpose to the AOL Classifieds) the user interface, content, technology, performance and functionality of the AOL Classifieds (consistent with AOL direction in such areas and the Operating Standards).

          (ii) to import commercial listings from multiple providers into the AOL Classifieds subject to AOL requirements (as specified in writing to InfoSpace). InfoSpace will work directly with classified advertisers, aggregators, and sales forces (including Digital City) selected by AOL to upload, update, de-duplicate, track, insert, and delete commercial listings in a timely manner and subject to written operating guidelines provided by AOL to InfoSpace. InfoSpace will provide a bulk uploading process and file feed format for listings based on AOL specifications to commercial listing providers.

          (iii) to provide robust member post capability, including customer service and administration tools, subject to AOL requirements (as specified in writing to InfoSpace). At AOL's option, InfoSpace will integrate, and if necessary modify, AOL sourced member post, customer service, and administration tools into the AOL Classifieds.

          (iv) to integrate commercial and member posted listings into a unified AOL Classifieds database and track all relevant data regarding use of and activity in the AOL Classifieds (which data shall be owned by AOL and shall be maintained separately from any other InfoSpace database and information as provided herein).

          (v) to develop and implement classified listing management processes and tools, subject to AOL requirements (as specified in writing to InfoSpace), including ad review, ad editing, image handling and modification capabilities. InfoSpace will implement procedures to screen all ads and photos before they are placed into the AOL Classifieds in order to prevent the posting of classifieds content that does not comply with AOL's Terms of Service, Privacy Policy and any other written guidelines provided by AOL to InfoSpace.

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          (vi) unless otherwise indicated by AOL, to provide high quality customer service for the AOL Classifieds which will be compliant with AOL requirements (as specified in writing to InfoSpace).

          (vii) to provide billing capabilities subject to AOL's billing requirements (as specified in writing to InfoSpace)[*].

          (viii) to manage and update the AOL Classifieds user interface and design and make changes to the user interface and design at AOL's request.

          (ix) to integrate additional features and functionality into the AOL Classifieds[*].

          (x) to provide reporting to AOL on a regular basis on the operations and performance of the AOL Classifieds and on usage, data and other information obtained through the AOL Classifieds, including, to the extent reasonably possible, real time reporting through a web site. In addition InfoSpace shall report on (and supply any plans related to) any significant modifications it will make in the AOL Classifieds. The Parties will meet regularly to review InfoSpace management and product plans.

          (xi) in the event that AOL reasonably determines that there are revenue opportunities from the use of the InfoSpace website scraper (as currently in use by InfoSpace and providing the ability to extract listings data from websites, referred to as the "WebSite Scraper"), or other tools in use by InfoSpace on any InfoSpace Site or which InfoSpace has licensed to any third parties, which AOL reasonably determines provide revenue opportunities in conjunction with the AOL Classifieds, InfoSpace will integrate theWebsite Scraper or such other tools for this purpose upon mutual agreement by the parties of the reasonable additional compensation to be paid to InfoSpace for the use of such tools in light of the revenue opportunities (provided that InfoSpace will not be required to integrate a tool licensed to a third party which is custom development for such third party and which is in use only by such third party).

     3.3 Ongoing Modifications. In performing its management duties on the AOL Classifieds as oulined above, and without limiting the foregoing, InfoSpace will modify the AOL Classifieds to ensure that the AOL Classifieds remain competitive in the classifieds marketplace and takes advantage of new technologies, operating systems and other developments, to the extent relevant to the AOL Classifieds and technically feasible.

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     3.4  Integration.  InfoSpace will (i) provide AOL personnel with the ongoing documentation, training and instruction reasonably necessary to understand, use and evaluate (as necessary hereunder) the operation of the AOL Classifieds and the integration of the AOL Classifieds with AOL Network areas and services and (ii) license for AOL's use, or otherwise make available to AOL, web-based tools to facilitate management of dynamic programming, content, advertising and commerce links within the AOL Classifieds by non-technical AOL personnel. AOL agrees to reimburse InfoSpace for all reasonable Direct Costs incurred by InfoSpace in connection with any training and instruction rendered by InfoSpace pursuant to this Section 3.4 (including, without limitation, InfoSpace's reasonable traveling and lodging expenses).

     3.5  Hosting.

          (i) Except as provided otherwise in this Section 3.5 below, InfoSpace will host all of the AOL Classifieds [*]. AOL will have the right to review and reasonably approve InfoSpace's hosting operations and capabilities for the AOL Classifieds, including the hardware involved in such hosting.


          (ii) AOL will have the option to host the AOL Classifieds at a location of its choosing if (a) performance of the AOL Classifieds is not industry standard in the classifieds industry as measured by security, uptime, speed and scalability or (b) the AOL Classifieds are otherwise not in conformance with the Operating Standards set out in Exhibit B. [*].

          (iii) AOL may determine to host the AOL Classifieds in its discretion, other than for reasons provided for in Section 3.5(ii) above. [*]. Notwithstanding any provision of this Section 3.5(iii) to the contrary, in the event that within the first 30 days from the Effective Date AOL determines to host the AOL Classifieds pursuant to this Section (iii), by written notice to InfoSpace, AOL may open discussions regarding an alternate cost sharing arrangement between the Parties for such hosting. If the Parties cannot reasonably agree on such alternative cost sharing arrangement within two weeks of such notice, then AOL may terminate this Agreement in its discretion.

          (iv) In the event that AOL determines to host the AOL Classifieds pursuant to this Section 3.5, InfoSpace will work with AOL to effect a quick and orderly hosting transition and, in the event that InfoSpace is not in material breach of this Agreement, AOL will make reasonable accommodation to InfoSpace in light of InfoSpace's contractual commitments in accomplishing a hosting transition hereunder (provided that InfoSpace will use best efforts to
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and provided further that InfoSpace will not enter into arrangements preventing a quick and orderly transition).

     3.6 Costs. Except where specifically provided otherwise, InfoSpace will bear all costs related to operating, managing and hosting the AOL Classifieds hereunder. Without limiting the foregoing, should AOL, in its discretion, determine that dedicated bandwidth is required to provide a reliable connection between AOL and InfoSpace for uploads and data transfers, InfoSpace will assume all related telecommunications costs for such dedicated bandwidth.

     3.7 Domain. Notwithstanding anything herein to the contrary (and notwithstanding which party is hosting the AOL Classifieds pursuant to Section
3.5 above), all of the pages of the AOL Classifieds shall reside on the "aol.com" domain (or any other domain designated by AOL in its discretion)

4.   OWNERSHIP AND LICENSE

     4.1 InfoSpace Ownership. The Licensed Products and Custom Development Deliverables are licensed to AOL hereunder. Except for the license granted AOL in Section 4.2, InfoSpace reserves all right, title and interest to the Licensed Products and Custom Development Deliverables (including, without limitation, all intellectual and proprietary rights therein), including, without limitation, any upgrades, documentation and derivative works related thereto delivered to AOL under this Agreement. AOL agrees to assign any interest AOL has or may acquire (other than the license set forth in Section 4.2) in the Licensed Products and the Custom Development Deliverables to InfoSpace and otherwise reasonably assist InfoSpace, at InfoSpace's expense, in obtaining, securing, perfecting, maintaining, defending and enforcing for InfoSpace's benefit all rights with respect to the Licensed Products and the Custom Development Deliverables.

     4.2 AOL Ownership. Title and rights of ownership to the AOL Property and any derivative works thereto, and all documentation related thereto created by either Party will be in AOL. Notwithstanding anything in this Agreement to the contrary, all right, title and interest in and to the look and feel and the user interface of the AOL Classifieds shall be part of the AOL Property hereunder. InfoSpace agrees to assign any interest in the AOL Property to AOL and otherwise reasonably assist AOL, at AOL's expense, in obtaining, securing, perfecting, maintaining, defending and enforcing for AOL's benefit all rights with respect to the AOL Property.

     4.3  Licensed Product and Custom Development Deliverable License.
InfoSpace hereby grants to AOL and any AOL Affiliates, a non-exclusive, worldwide, royalty free right to use, transmit, perform, display and otherwise utilize the Licensed Products, the Proofing Tool (to the extent that AOL does not otherwise have rights to any part of such tool under Section 2.9 above), and Custom Development Deliverables solely

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in connection with the AOL Classifieds and consistent with this Agreement, provided that AOL shall also have the right to reproduce the Custom Development Deliverables and the Proofing Tool and to use such deliverables on the AOL Network outside of the AOL Classifieds. To the extent any software is licensed to AOL by InfoSpace under this Agreement, unless specifically provided otherwise, all such licenses shall be to software in object code form only.

     4.4 AOL Property License. AOL hereby grants to InfoSpace and its affiliates, a non-exclusive, worldwide, royalty free right to use, reproduce, transmit, perform, display, and otherwise utilize the AOL Property in connection with completing its obligations hereunder with respect to the AOL Classifieds and consistent with this Agreement.

     4.5  Restrictions.  The licenses granted to the Parties in Sections 4.3 and
4.4 above set forth the entirety of each of the parties' rights as licensees to use the Licensed Products, Custom Development Deliverables, the Proofing Tool (unless AOL otherwise has rights to such tool pursuant to Section 2.9 above) and AOL Property (as applicable and collectively the "Products"). Without limiting the generality of the foregoing, each of the Parties will:

          (i) not modify or prepare any derivative work based upon the Products of the other Party;

          (ii) ensure that each copy made of all or any portion of the Products of the other Party and any related documentation include a notice of copyright and other proprietary rights legends appearing in or on the Products and related documentation delivered to a licensee;

          (iii) not directly or indirectly reverse engineer, disassemble or decompile the Products of the other Party or any portion thereof or attempt to discover or disclose the source code of any of such Products or any portion thereof;

          (iv) not remove, obscure, or alter any notice of intellectual property right present on or in any of the Products or any related documentation;

          (v) not sublicense, sell, lend, rent, lease, or otherwise transfer all or any portion of the Products of the other Party or any related documentation to any third party.

     4.6 Data and Listings Ownership and Control. AOL shall own any and all listings in the AOL Classifieds (the "Listings") and all customer and advertiser data and information which is sourced through the AOL Classifieds including without limitation advertising and usage data and analysis, user registration data, and any other user information (the "Data") (which Data and Listings will be part of the AOL Property) and InfoSpace shall not use or reveal such Listings or Data for any purpose without the

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written consent of AOL and will regularly report on such information to AOL.
InfoSpace will maintain the Listings and Data in a database separate from any other InfoSpace Site listings and data, and in no event will any of the Listings or Data appear in or through any other InfoSpace Site. InfoSpace will implement reasonable security measures to ensure the integrity of the Data and Listings and the maintenance of the Data and Listings as separate AOL Property.

     4.7 Successor Products. The Parties understand that in the event of any termination or expiration of this Agreement, or any discontinuance of the AOL Classifieds, AOL may continue to provide an AOL classifieds product with similar functionalities to the AOL Classifieds. Nothing hereunder shall be construed to prevent AOL from using the look and feel and/or user interface which is part of the AOL Classifieds in any future AOL classifieds offering and providing for the same or similar functionalities for such future offering as is present in the AOL Classifieds, provided such offering does not otherwise violate InfoSpace's intellectual property rights hereunder.

5.   PAYMENTS

     5.1 Payment Schedule. Subject to the terms and conditions of this Agreement, AOL shall pay InfoSpace as follows:

          (i) a [*] fee of [*] Dollars ($[*]) ("[*] Fee"), in [*] Dollar ($[*])
     quarterly installments payable, beginning on the Effective Date and on the first day of each quarter thereafter (with the first quarter deemed to consist of the period from the Effective Date through November 30, 1998;

          (ii) A percentage of Listings Revenues, payable quarterly within 30 days of the end of the quarter (with the first quarter deemed to consist of the period from the Effective Date through November 30, 1998), as follows:

               (a) In the first year of the Term, [*] percent of Listings Revenues;

               (b) In the second year of the Term, [*] percent of Listings Revenues

               (c) In the third year of the Term, if any, and in any subsequent year of the Term, [*] percent of Listings Revenue.

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          (iii)  A one time [*] Dollar ($[*]) payment for development, testing and upgrading of the Proofing Tool as provided in Section 2.8 above. Such payment shall be due upon acceptance of such tool by AOL.

     5.2  Adjustments.

          (i) In the event that the AOL Classifieds are not accepted by AOL by the date provided in Exhibit A, the [*] fee for the first year of the Term shall be reduced by [*] Dollars ($[*]) for each full week that such acceptance does not occur thereafter. In the event that any Custom Development is not accepted by AOL by the date provided for in the schedule agreed to for such Custom Development, the fee for such Custom Development shall be reduced by [*] percent for each full week that such acceptance does not occur thereafter.

          (ii) In the event that InfoSpace does not provide a fix or workaround to problems listed in Section 5 of Exhibit B in the time frames indicated in those respective sections, the Annual Fee for the relevant payment period shall be reduced by [*] Dollars ($[*]) for every hour beyond such relevant time frame that the problem persists.

     5.3 Audit. During the Term and two (2) years thereafter, AOL agrees to maintain adequate books and records relating to Listing Revenue. Upon at least ten (10) days written notice, InfoSpace or its representatives may gain access during AOL's normal business hours to all relevant accounting records in order to verify the accuracy of AOL's Listing Revenue computations. AOL will promptly pay to InfoSpace any underpayment of such fees made to InfoSpace under this Agreement. All expenses incurred in connection with any such audit will be borne by InfoSpace; provided, however, that if any such audit reveals an underpayment of royalties by AOL of more than [*] percent ([*]%) for the period covered by the audit, AOL will also pay the reasonable fees associated with such audit.

     5.4 Taxes. The fees, reimbursable expenses, compensation and other amounts payable to InfoSpace under this Agreement do not include any taxes, customs, duties, fees or other amounts assessed or imposed by any governmental authority, other than any taxes imposed on InfoSpace's net income. AOL will pay before delinquency or reimburse InfoSpace for all such amounts upon demand and/or provide certificates or other evidence of exemption to InfoSpace for such amounts.

--------------------
/*/ Confidential Treatment Requested.

6  TERM; TERMINATION

     6.1 Term. Unless earlier terminated as provided below, the initial term of this Agreement will run for the period from the Effective Date through August 31, 2000 (the "Initial Term").

     6.2 Extension. AOL may extend the term of this Agreement beyond the Initial Term for up to three additional one year extension terms (each an "Extension Term") by providing written notice to InfoSpace thirty (30) days prior to the end of the Initial Term or then current Extension Term as applicable (the Initial Term together with any Extension Terms, constitute the "Term").

     6.3 Termination for Breach. Either Party may terminate this Agreement at any time in the event of a material breach of the Agreement by the other Party which remains uncured after thirty (30) days written notice thereof to the other Party.

     6.4 Termination for Bankruptcy/Insolvency. Either Party may terminate this Agreement immediately following written notice to the other Party if the other Party (i) ceases to do business in the normal course, (ii) becomes or is declared insolvent or bankrupt, (iii) is the subject of any proceeding related to its liquidation or insolvency (whether voluntary or involuntary) which is not dismissed within ninety (90) calendar days or (iv) makes an assignment for the benefit of creditors.

     6.5 Right of First Negotiation; Change of Control. AOL shall have the right of first negotiation on any sale of a controlling interest in InfoSpace or other merger, asset sale or other disposition which effectively results in such a change of control in InfoSpace (each a "Disposition") as follows: In the event that InfoSpace receives an unsolicited proposal, or InfoSpace determines to solicit proposals or otherwise enter into discussions which would result in a Disposition, then InfoSpace shall give written notice to AOL of such occurrence (a "Disposition Notice"), AOL shall have seven (7) days after receipt of such Disposition Notice to provide notice to InfoSpace in writing (a "Negotiation Notice") of its desire to negotiate in good faith with InfoSpace regarding a Disposition involving AOL. In the event that AOL does not deliver such Negotiation Notice within 7 days of receipt of a Disposition Notice, InfoSpace will be free to negotiate with a third party regarding a Disposition. In the event that AOL delivers a Negotiation Notice to InfoSpace within 7 days of AOL's receipt of Disposition Notice, then InfoSpace will negotiate exclusively and in good faith with AOL regarding a Disposition for the 30 day period ending 30 days from the date of receipt by AOL of the Disposition Notice. If after such 30 day period, AOL and InfoSpace cannot in good faith come to terms regarding a Disposition of InfoSpace, InfoSpace will be free to negotiate with a third party regarding a Disposition. In the event that a Disposition does not occur within five (5) months from the date of a Negotiation Notice delivered by InfoSpace to AOL, then the right of first negotiation process described in this Section 6.5 above will again apply as if no such original Negotiation Notice had been delivered to AOL. No Disposition which occurs in violation of the process outlined above shall be valid. Upon any Disposition other than to AOL, InfoSpace shall provide written notice to AOL of such Disposition and AOL shall have the right within 30 days of receipt of such notice, in AOL's sole discretion, to terminate this Agreement upon thirty (30) days written notice to InfoSpace.

     6.6 Termination for Testing Failure. AOL shall have the right to terminate this Agreement on 30 days written notice to InfoSpace in the event the AOL Classifieds are not accepted by AOL pursuant to Section 2.3 above, and it is the third such failure of the AOL Classifieds to conform with the Specifications.

     6.7  Consequences of Termination.

          6.7.1 Upon termination of the Agreement by AOL in the event of a material breach by InfoSpace or upon a change of control of InfoSpace:

          (i) InfoSpace will deliver the AOL Classifieds, and all Data, Listings, records and all other materials relating thereto, to a database or other location, and in form, as is reasonably requested by AOL so that AOL (or a third party designated by AOL) may perform InfoSpace's functions hereunder in operating the AOL Classifieds. Additionally, InfoSpace will deliver to AOL the source code of any Custom Development Deliverables.

          (ii) The license granted in Section 4.3 will remain in full force and effect and will continue to survive the termination of this Agreement for a period of 90 days after which time AOL will return to InfoSpace and otherwise cease using any materials and/or property which AOL does not own the rights to or otherwise have the right to use.

          (iii) InfoSpace will provide AOL with support and service as may be reasonably requested by AOL to allow AOL to manage and operate the AOL classifieds as provided for under this Section.

          (iv) At AOL's option, InfoSpace will continue to manage and operate the AOL Classifieds in accordance with Section 3 above for forty-five (45) days following the termination of this Agreement so that the transfers and processes described in this Section 6.7.1 are completed.

          (v) AOL will not be required to pay to InfoSpace any further amounts in respect of the AOL Classifieds, provided, however, that in the event of a termination by AOL for a change of control of InfoSpace, for so long as InfoSpace continues to operate the AOL Classifieds as provided for in this
     Section 6.7.1(iv), AOL will continue to pay InfoSpace a pro rata amount of the Annual Fee payable under Section 5.1(i) and a percentage of Listings Revenues as provided in
     Section 5.1(ii).

     6.7.2 Upon cancellation, termination or expiration of this Agreement other than as provided under Section 6.7.1 above:

          (i) InfoSpace will deliver all Data, Listings, records and all other materials relating thereto, to a database or other location, and in form, as is reasonably requested by AOL. InfoSpace will also deliver to AOL any Custom Development Deliverable and AOL will have a perpetual, non-exclusive, worldwide, royalty free, right to use, reproduce, transmit, perform, display, sublicense and otherwise utilize the Custom Development Deliverables, or any modification or derivative product thereof, in connection with an AOL classifieds product. All such licenses granted under this paragraph will survive the termination of this Agreement.

          (ii) for a transition period of forty-five (45) days after any such cancellation, termination, or expiration, InfoSpace will, at AOL's option, continue to manage the AOL Classifieds in accordance with the provisions of
     Section 3 above; provided that AOL will pay a management fee to InfoSpace which shall be equal to a prorated amount of the annual fee otherwise payable by AOL to InfoSpace under Section 5.1(i) above for such period.

          (iii) AOL will pay to InfoSpace any fees, reimbursable expenses, compensation or other amounts payable to InfoSpace prior to the date of termination of this Agreement;

          (iv) unless otherwise noted herein, and after any applicable transition period, the license granted in Section 4.3 and any other rights granted to AOL with respect to any of the Licensed Products or Custom Development Deliverables and any related documentation will terminate effective as of the date of termination of this Agreement;

          (v) unless otherwise noted herein, and after any applicable transition period, AOL will cease use of the Licensed Products and all related documentation, and, at InfoSpace's election, return or destroy (and so certify in a written certification of such destruction to InfoSpace) any and all copies of the Licensed Products and related documentation in AOL's possession or control; and

          (vi) any and all liabilities accrued under the terms of this Agreement by either Party prior to the date of termination of this Agreement will survive such termination.

          6.7.3 Upon any termination or cancellation of this Agreement, InfoSpace will deliver to AOL the source code and any other code, documentation and other information with respect to the Proofing Tool necessary to transfer control and operation of such tool to AOL (if such delivery has not otherwise already taken place hereunder at the request of
     AOL).

7.   OTHER TERMS

     The Standard Legal Terms and Conditions set for on Exhibit C hereto are hereby incorporated in and made a part of this Agreement.

     IN WITNESS WHEREOF, the parties to this Agreement by their duly authorized representatives have executed this Agreement as of the date first above written.

AMERICA ONLINE, INC.                    INFOSPACE, INC.

By: /s/ David M. Colburn                By: /s/ Naveen Jain
    ---------------------------------       ----------------------------------
Print Name: David M. Colburn            Print Name: Naveen Jain
            -------------------------               --------------------------
Title: SVP, Business Affairs            Title: President & CEO
       ------------------------------          -------------------------------

                                   EXHIBIT A

                                 SPECIFICATIONS

     [*]

--------------------
/*/ Confidential Treatment Requested.

                                   EXHIBIT B

OPERATING STANDARDS

1. General. The AOL Classifieds (including the Products and other Content contained therein) will be in the top three (3) in the classifieds category, as determined by each of the following methods: (a) based on a cross-section of third-party reviewers who are recognized authorities in such industry and (b) with respect to all material quality averages or standards in such industry, including each of the following: (i) pricing of Products, (ii) scope and selection of Products, (iii) quality of Products, (iv) customer service and fulfillment associated with the marketing and sale of Products and (v) ease of use. In addition, the AOL Classifieds will, with respect to each of the measures listed above, be competitive in all respects with that which is offered by any InfoSpace competitors in the classifieds industry.

2. Hosting; Capacity. InfoSpace will provide all computer hardware (e.g., servers, routers, network devices, switches and associated hardware) in an amount necessary to meet anticipated traffic demands, adequate power supply (including generator back-up) and HVAC, adequate insurance, adequate service contracts and all necessary equipment racks, floor space, network cabling and power distribution to support the AOL Classifieds. Should AOL exercise its option to host AOL Classifieds at an AOL data center, pursuant to Section 3.5, InfoSpace will provide all computer hardware (e.g., servers, network devices, and associated hardware) in an amount necessary to meet anticipated traffic demands, adequate insurance, and adequate service contracts. AOL will provide adequate power supply (including generator back-up) and HVAC, adequate insurance, adequate service contracts and all necessary equipment racks, floor space, network cabling and power distribution to support the computer hardware. InfoSpace is fully responsible for the maintenance and the day-to-day operation of the AOL Classifieds implementation; provided that in the event that AOL is hosting the AOL Classifieds, InfoSpace will not be responsible for the hosting and operations of the AOL Classifieds taken over by AOL as a result of such hosting hereunder. InfoSpace will provide AOL with a detailed Network diagram. In addition, InfoSpace will provide AOL with detailed information regarding separate file downloads available from the AOL Classifieds, including file size, type and download/installation procedures.

3. Speed; Accessibility. InfoSpace will ensure that the performance and availability of the AOL Classifieds (a) is monitored on a continuous, 24/7 basis and (b) remains competitive in all material respects with the performance and availability of other similar sites based on similar form technology. InfoSpace will use commercially reasonable efforts to ensure that: (a) the functionality and features within the AOL Classifieds are optimized for the client software then in use by AOL Users; and (b) the AOL Classifieds is designed and populated in a manner that minimizes delays when AOL Users attempt to access such site. At a minimum, InfoSpace will ensure that AOL Classifieds data transfer initiates within fewer than five
     (5) seconds on average. Prior to launch of any promotions described herein, InfoSpace will permit AOL to conduct performance and/or load testing of the AOL Classifieds (in person or through remote communications) until AOL is reasonably satisfied that launch can occur, to include but not be limited to the following:

     .    AOL Compatibility Testing
     .    AOL Client V3.0, Windows 95/Macintosh, Browser: MSIE 3.X/MSIE 2.1
     .    AOL Client V4.0, Windows 95/Macintosh, Browser: MSIE 3.X
     .    Caching Implementation

     .    Graphics Quality
     .    User Interface and Functional Testing
     .    Review of Advanced Web Technologies
     .    Load Testing
     .    Website Architecture
     .    Hardware
     .    Network Configuration
     .    Software (Web Servers, Databases, etc.)
     .    Network Redundancy and Reliability
     .    Performance Thresholds
     .    Network Bandwidth
     .    Web Server Capacity
     .    Simultaneous Users
     .    Electronic CommerceEncryption Validation
     .    Encryption Technology (SSL V2/V3, PCT )
     .    Commerce Implementation Review (Cookies, iCat, Webforce, etc.)
     .    Review Facility Physical Security
     .    Review Safeguards Related to Private Customer Information.

4. User Interface. InfoSpace will maintain a graphical user interface within the AOL Classifieds that is competitive in all material respects with interfaces of other similar sites based on similar form technology. AOL reserves the right to review and approve the user interface and site design prior to launch of the Promotions and to conduct focus group testing to assess compliance with respect to such consultation and with respect to InfoSpace's compliance with the preceding sentence.

5. Service Level Response. InfoSpace agrees to use commercially reasonable efforts to provide the following service levels in response to problems with or improvements to the AOL Classifieds:

     . For material functions of software that are or have become substantially inoperable (e.g., inability to access website or conduct transactions), InfoSpace will provide a bug fix or workaround within four (4) hours after the first report of such error to AOL and InfoSpace.

     . For functions of the software that are impaired or otherwise fail to operate in accordance with agreed upon specifications (e.g., search engine), InfoSpace will provide a bug fix or workaround within twenty-four (24) hours after the first report of such error to AOL and InfoSpace.

     . For errors disabling only certain non-essential functions (e.g., broken links or noncritical applications), InfoSpace will provide a bug fix or workaround within fourteen (14) days after the first report of such error to AOL and InfoSpace.

     . For all other errors, InfoSpace will address these requests on a case-by-case basis as soon as reasonably feasible.

6. Monitoring. InfoSpace will provide AOL with InfoSpace's detailed escalation procedures (e.g., contact names and notification mechanisms such as email, phone, page, etc.) and notification of any scheduled or unscheduled downtimes. AOL Network Operations Center will work with

     InfoSpace's designated technical contacts in the event of any performance malfunction or other emergency related to the AOL Classifieds and will either assist or work in parallel with InfoSpace's contact using InfoSpace tools and procedures, as applicable. The Parties will develop a process to monitor performance and member behavior with respect to access, capacity, security and related issues both during normal operations and during special promotions/events.

7. Telecommunications. The Parties agree to explore encryption methodology to secure data communications between the Parties' data centers such that no private member information requested by the InfoSpace will be transferred unencrypted. The network between the Parties will be configured such that no single component failure will significantly impact AOL Users. The network will be sized such that no single line runs at more than 70% average utilization for a 5-minute peak in a daily period. Should AOL exercise its option to host AOL Classifieds at an AOL data center, pursuant to Section 3.5, AOL will be responsible for appropriate sizing on the network to ensure AOL member access to the AOL Classifieds.

8. Security Review. InfoSpace and AOL will work together to perform an initial security review of, and to perform tests of, the InfoSpace system, network, and service security in order to evaluate the security risks and provide recommendations to InfoSpace, including periodic follow-up reviews as reasonably required by InfoSpace or AOL. InfoSpace will use commercially reasonable best efforts to fix any security risks or breaches of security as may be identified by AOL's Operations Security. Specific services to be performed on behalf of AOL's Operations Security team will be as determined by AOL in its sole discretion.

9. Technical Performance. InfoSpace will perform the following technical obligations (and any reasonable updates thereto from time to time by AOL):

     . InfoSpace will design the AOL Classifieds to support the Windows version of the Microsoft Internet Explorer 3.0 and 4.0 browser, the Macintosh version of the Microsoft Internet Explorer 2.1 and 3.0, and make commercially reasonable efforts to support all other AOL browsers listed at: "http://webmaster.info.aol.com/BrowTable.html."

     . InfoSpace will configure the server from which it serves the site to examine the HTTP User-Agent field in order to identify the "AOL Member-Agents" listed at:
          "http://webmaster.info.aol.com/Brow2Text.html."

     . InfoSpace will design its site to support HTTP 1.0 or later protocol as defined in RFC 1945 (available at "http://ds.internic.net/rfc/rfc1945.text") and to adhere to AOL's parameters for refreshing cached information listed at http://webmaster.info.aol.com/CacheText.html.

10. AOL Internet Services Partner Support. AOL will provide InfoSpace with access to the standard online resources, standards and guidelines documentation, technical phone support, monitoring and after-hours assistance that AOL makes generally available to similarly situated web-based partners. AOL support will not, in any case, be involved with content creation on behalf of InfoSpace or support for any technologies, databases, software or other applications which are not supported by AOL or are related to any InfoSpace area other than the AOL Classifieds. Support to be provided by AOL is contingent on InfoSpace providing to AOL demo account information (where applicable), a detailed description of the AOL Classifieds software, hardware and network architecture and access to the AOL Classifieds for purposes of such performance and load testing as AOL elects to conduct. As described elsewhere in InfoSpace's principal agreement with AOL, InfoSpace is fully responsible for all aspects of hosting and administration of the AOL Classifieds and must ensure that the site satisfies the specified access and performance requirements as outlined in this Exhibit.

                                   EXHIBIT C

                       STANDARD LEGAL TERMS & CONDITIONS


     1. Promotional Materials/Press Releases. InfoSpace will not release any marketing, advertising, press releases, or any other promotional materials related to the AOL Classifieds and/or referencing the AOL and/or its trade names, trademarks, and service marks (the "Materials") without the express written consent of AOL, provided, however, that, following the initial public announcement of the business relationship between the Parties in accordance with the approval and other requirements contained herein, InfoSpace's subsequent factual reference to the existence of a business relationship between the Parties will not require the approval of AOL. Once approved, the Materials may be used by InfoSpace for the purpose of promoting the AOL Classifieds and reused for such purpose until such approval is withdrawn with reasonable prior notice. Notwithstanding the foregoing, InfoSpace may issue press releases and other disclosures as required by law or as reasonably advised by legal counsel without the consent of AOL and in such event, prompt notice thereof will be provided to AOL.

     2. Trademark License. In designing and implementing any Materials and subject to the other provisions contained herein, InfoSpace will be entitled to use the following trade names, trademarks, and service marks of AOL: the "America Online" brand service, "AOL" service/software and AOL's triangle logo; and AOL and its affiliates will be entitled to use the trade names, trademarks, and service marks of InfoSpace for which InfoSpace holds all rights necessary for use in connection with this Agreement (collectively, together with the AOL marks listed above, the "Marks"); provided that each Party: (i) does not create a unitary composite mark involving a Mark of the other Party without the prior written approval of such other Party; and (ii) displays symbols and notices clearly and sufficiently indicating the trademark status and ownership of the other Party's Marks in accordance with applicable trademark law and practice.

     3. Ownership of Trademarks. Each Party acknowledges the ownership of the other Party in the Marks of the other Party and agrees that all use of the other Party's Marks will inure to the benefit, and be on behalf, of the other Party. Each Party acknowledges that its utilization of the other Party's Marks will not create in it, nor will it represent it has, any right, title, or interest in or to such Marks other than the licenses expressly granted herein. Each Party agrees not to do anything contesting or impairing the trademark rights of the other Party.

     4. Quality Standards. Each Party agrees that the nature and quality of its products and services supplied in connection with the other Party's Marks will conform to quality standards set by the other Party. Each Party agrees to supply the other Party, upon request, with a reasonable number of samples of any Materials publicly disseminated by such Party which utilize the other Party's Marks. Each Party will comply with all applicable laws, regulations, and customs and obtain any required government approvals pertaining to use of the other Party's marks.

     5. Infringement Proceedings. Each Party agrees to promptly notify the other Party of any unauthorized use of the other Party's Marks of which it has actual knowledge. Each Party will have the sole right and discretion to bring proceedings alleging infringement of its Marks or unfair competition related thereto; provided, however, that each Party agrees to provide the other Party with its reasonable cooperation and assistance with respect to any such infringement proceedings.

     6. Representations and Warranties. Each Party represents and warrants to the other Party that: (i) such Party has the full corporate right, power and authority to enter into this Agreement and to perform the acts required of it hereunder; (ii) the execution of this Agreement by such Party, and the performance by such Party of its obligations and duties hereunder, do not and will not violate any agreement to which such Party is a party or by which it is otherwise bound; (iii) when executed and delivered by such Party, this Agreement will constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms; and (iv) such Party acknowledges that the other Party makes no representations, warranties or agreements related to the subject matter hereof that are not expressly provided for in this Agreement.

     7. Confidentiality. Each Party acknowledges that Confidential Information may be disclosed to the other Party during the course of this Agreement. Each Party agrees that it will take reasonable steps, at least substantially equivalent to the steps it takes to protect its own proprietary information, during the term of this Agreement, and for a period of three years following expiration or termination of this Agreement, to prevent the duplication or disclosure of Confidential Information of the other Party, other than by or to its employees or agents who must have access to such Confidential Information to perform such Party's obligations hereunder, who will each agree to comply with this section. Notwithstanding the foregoing, either Party may issue a press release or other disclosure containing Confidential Information without the consent of the other Party, to the extent such disclosure is required by law, rule, regulation or government or court order. In such event, the disclosing Party will provide at least five (5) business days prior written notice of such proposed disclosure to the other Party. Further, in the event such disclosure is required of either Party under the laws, rules or regulations of the Securities and Exchange Commission or any other applicable governing body, such Party will (i) redact mutually agreed-upon portions of this Agreement to the fullest extent permitted under applicable laws, rules and regulations and
(ii) submit a request to such governing body that such portions and other provisions of this Agreement receive confidential treatment under the laws, rules and regulations of the Securities and Exchange Commission or otherwise be held in the strictest confidence to the fullest extent permitted under the laws, rules or regulations of any other applicable governing body.

     8.1. No Additional Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY, AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE AOL NETWORK, THE AOL SERVICE, AOL.COM OR THE AOL CLASSIFIEDS, THE AOL PROPERTY, THE LICENSED PRODUCTS AND THE CUSTOM DEVELOPMENT DELIVERABLES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

     8.2. Indemnity. Either Party will defend, indemnify, save and hold harmless the other Party and the officers, directors, agents, affiliates, distributors, franchisees and employees of the other Party from any and all third party claims, demands, liabilities, costs or expenses, including reasonable attorneys' fees ("Liabilities"), resulting from (i) the indemnifying Party's material breach of any duty, representation, or warranty of this Agreement and (ii) the supply by the indemnifying Party for use on the AOL Classified, or the integration by the indemnifying Party into the AOL Classifieds of any software, design materials, content or other materials which breach any third party intellectual property right.

     8.3. Claims. If a Party entitled to indemnification hereunder (the "Indemnified Party") becomes aware of any matter it believes is indemnifiable hereunder involving any claim, action, suit, investigation, arbitration or other proceeding against the Indemnified Party by any third party (each an "Action"), the Indemnified Party will give the other Party (the "Indemnifying Party") prompt written notice of such Action. Such notice will (i) provide the basis on which indemnification is being asserted and (ii) be accompanied by copies of all relevant pleadings, demands, and other papers related to the Action and in the possession of the Indemnified Party. The Indemnifying Party will have a period of ten (10) days after delivery of such notice to respond. If the Indemnifying Party elects to defend the Action or does not respond within the requisite ten (10) day period, the Indemnifying Party will be obligated to defend the Action, at its own expense, and by counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party will cooperate, at the expense of the Indemnifying Party, with the Indemnifying Party and its counsel in the defense and the Indemnified Party will have the right to participate fully, at its own expense, in the defense of such Action. If the Indemnifying Party responds within the required ten (10) day period and elects not to defend such Action, the Indemnified Party will be free, without prejudice to any of the Indemnified Party's rights hereunder, to compromise or defend (and control the defense of) such Action. In such case, the Indemnifying Party will cooperate, at its own expense, with the Indemnified Party and its counsel in the defense against such Action and the Indemnifying Party will have the right to participate fully, at its own expense, in the defense of such Action. Any compromise or settlement of an Action will require the prior written consent of both Parties hereunder, such consent not to be unreasonably withheld or delayed.

     8.4. Acknowledgment. AOL and InfoSpace each acknowledges that the provisions of this Agreement were negotiated to reflect an informed, voluntary allocation between them of all risks (both known and unknown) associated with the transactions contemplated hereunder. The limitations and disclaimers related to warranties and liability contained in this Agreement are intended to limit the circumstances and extent of liability. The provisions of this Section 9 will be enforceable independent of and severable from any other enforceable or unenforceable provision of this Agreement.

     9. Solicitation of AOL Users. During the term of this Agreement, and for the two-year period following the expiration or termination of this Agreement, neither InfoSpace nor its agents will use the AOL Network to (i) solicit, or participate in the solicitation of AOL Users when that solicitation is for the benefit of any entity (including InfoSpace) which could reasonably be construed to be or become in competition with AOL or (ii) promote any services which could reasonably be construed to be in competition with AOL including, but not limited to, services available through the Internet. In addition, InfoSpace may not send AOL Users e-mail communications promoting InfoSpace's products through the AOL Network without a "Prior Business Relationship." For purposes of this Agreement, a "Prior Business Relationship" will mean that the AOL User has either (i) engaged in a transaction with InfoSpace through the AOL Network or
(ii) voluntarily provided information to InfoSpace through a contest, registration, or other communication, which included notice to the AOL User that the information provided by the AOL User could result in an e-mail being sent to that AOL User by InfoSpace or its agents. A Prior Business Relationship does not exist by virtue of an AOL User's visit to the AOL Classifieds or any InfoSpace Site (absent the elements above). More generally, InfoSpace will be subject to any standard policies regarding e-mail distribution through the AOL Network which AOL may implement.

     10. Collection and Use of User Information. InfoSpace is prohibited from collecting AOL User screennames and any other AOL User data through the AOL Classifieds and from public or private areas within the AOL Network ("User Information"), except as specifically approved or directed by AOL. InfoSpace will ensure that any survey, questionnaire or other means of collecting User Information including, without limitation, requests directed to specific AOL User screennames or email addresses and automated methods of collecting screennames (an "Information Request") complies with (i) all applicable laws and regulations, (ii) AOL's applicable Terms of Service, and (iii) any privacy policies which have been issued by AOL in writing during the term (the "Applicable Privacy Policies"). Each Information Request will clearly and conspicuously specify to the AOL Users at issue the purpose for which User Information collected through the Information Request will be used (the "Specified Purpose").

     11. Use of User Information. InfoSpace will not use any User Information for any purpose other than as specifically directed or approved in writing by AOL. By way of example and without limitation, InfoSpace will not (i) provide User Information to any third party, (ii) rent, sell or barter User Information,
(iii) identify, promote or otherwise disclose such User Information in a manner that identifies AOL Users as end-users of the AOL Network or (iv) otherwise use any User Information in contravention of Section 10 above.

     12. Independent Contractors. The Parties to this Agreement are independent contractors. Neither Party is an agent, representative or partner of the other Party. Neither Party will have any right, power or authority to enter into any agreement for or on behalf of, or incur any obligation or liability of, or to otherwise bind, the other Party. This Agreement will not be interpreted or construed to create an association, agency, joint venture or partnership between the Parties or to impose any liability attributable to such a relationship upon either Party.

     13. Notice. Any notice, approval, request, authorization, direction or other communication under this Agreement will be given in writing and will be deemed to have been delivered and given for all purposes (i) on the delivery date if delivered by electronic mail on the AOL Network (to screenname "AOLNotice@AOL.com" in the case of AOL) or by confirmed facsimile; (ii) on the delivery date if delivered personally to the Party to whom the same is directed;
(iii) one business day after deposit with a commercial overnight carrier, with written verification of receipt; or (iv) five business days after the mailing date, whether or not actually received, if sent by U.S. mail, return receipt requested, postage and charges prepaid, or any other means of rapid mail delivery for which a receipt is available. In the case of AOL, such notice will be provided to both the Senior Vice President for Business Affairs (fax no. 703-265-1206) and the Deputy General Counsel (fax no. 703-265-1105), each at the address of AOL set forth in the first paragraph of this Agreement. In the case of InfoSpace, except as otherwise specified herein, the notice address will be the address for InfoSpace set forth in the first paragraph of this Agreement, with the other relevant notice information, including the recipient for notice and, as applicable, such recipient's fax number or AOL e-mail address, to be as reasonably identified by AOL.

     14. Launch Dates. In the event that any terms contained herein relate to or depend on the commercial launch date of AOL Classifieds contemplated by this Agreement (the "Launch Date"), then it is the intention of the Parties to record such Launch Date in a written instrument signed by both Parties promptly following such Launch Date; provided that, in the absence of such a written instrument, the Launch Date will be as reasonably determined by AOL based on the information available to AOL.

     15. No Waiver. The failure of either Party to insist upon or enforce strict performance by the other Party of any provision of this Agreement or to exercise any right under this Agreement will not be construed as a waiver or relinquishment to any extent of such Party's right to assert or rely upon any such provision or right in that or any other instance; rather, the same will be and remain in full force and effect.

     16. Return of Information. Upon the expiration or termination of this Agreement, each Party will, upon the written request of the other Party, return or destroy (at the option of the Party receiving the request) all confidential information, documents, manuals and other materials specified the other Party.

     17. Survival. Sections 2.6, 4.4 and 5 of the body of the Agreement and Sections 8 through 28 of this Exhibit, will survive the completion, expiration, termination or cancellation of this Agreement.

     18. Entire Agreement. This Agreement sets forth the entire agreement and supersedes any and all prior agreements of the Parties with respect to the transactions set forth herein. Neither Party will be bound by, and each Party specifically objects to, any term, condition or other provision which is different from or in addition to the provisions of this Agreement (whether or not it would materially alter this Agreement) and which is proffered by the other Party in any correspondence or other document, unless the Party to be bound thereby specifically agrees to such provision in writing.

     19. Amendment. No change, amendment or modification of any provision of this Agreement will be valid unless set forth in a written instrument signed by the Party subject to enforcement of such amendment, and in the case of AOL, by an executive of at least the same standing to the executive who signed the Agreement.

     20. Further Assurances. Each Party will take such action (including, but not limited to, the execution, acknowledgment and delivery of documents) as may reasonably be requested by any other Party for the implementation or continuing performance of this Agreement.

     21. Assignment. InfoSpace will not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of AOL. Assumption of the Agreement by any successor to InfoSpace (including, without limitation, by way of merger or consolidation) will be subject to AOL's prior written approval. Subject to the foregoing, this Agreement will be fully binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective successors and assigns.

     22. Construction; Severability. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by a court with jurisdiction over the Parties to this Agreement, (i) such provision will be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law, and (ii) the remaining terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect.

     23. Remedies. Except where otherwise specified, the rights and remedies granted to a Party under this Agreement are cumulative and in addition to, and not in lieu of, any other rights or remedies which the Party may possess at law or in equity; provided that, in connection with any dispute hereunder, InfoSpace will be not entitled to offset any amounts that it claims to be due and payable from AOL against amounts otherwise payable by InfoSpace to AOL.

     24. Applicable Law. Except as otherwise expressly provided herein, this Agreement will be interpreted, construed and enforced in all respects in accordance with the laws of the Commonwealth of Virginia except for its conflicts of laws principles.

     25. Export Controls. Both Parties will adhere to all applicable laws, regulations and rules relating to the export of technical data and will not export or re-export any technical data, any products received from the other Party or the direct product of such technical data to any proscribed country listed in such applicable laws, regulations and rules unless properly authorized.

     26. Headings. The captions and headings used in this Agreement are inserted for convenience only and will not affect the meaning or interpretation of this Agreement.

     27. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which together will constitute one and the same document.